The following is a convenience translation. The German version shall be authoritative.

Articles of Association

of

MorphoSys AG

I.
General Provisions

Section 1
Name and Registered Office

(1)    The name of the company is:

MorphoSys AG.

(2)    The company has its registered office in Planegg.

Section 2
Object of the Company

(1)     The object of the Company is to identify, explore, optimize, develop, apply, commercialize, and sell technologies, processes and products in the field of medicines, pharmaceutical compounds and related intermediate products, as well to provide the related services.

(2)    The Company is authorized to operate all businesses and take all measures that relate to or seem directly or indirectly conducive to achieving the object of the Company. For this purpose, the Company may establish, acquire, or take participating interests in other companies, or assume such management duties. This applies in particular to companies operating in whole or in part in the fields described in subsection (1). The

Company may outsource its business operations to affiliated companies, in whole or in part, or have them carried out by affiliated companies, and focus on the management of its participating interests. The Company can also limit its activities to a portion of the activities named in subsection (1).

Section 3
Company Duration, Fiscal Year

(1)    The Company has been set up for an indefinite period.

(2)    The fiscal year shall be the calendar year.

Section 4
Notices

Notices of the Company shall be published in the Gazette of the Federal Republic of Germany (Bundesanzeiger).

II.
Share Capital and Shares

Section 5
Amount and Division of the Share Capital

(1)    The share capital amounts to € 34,231,943.00.

(2)    The share capital is divided into 34,231,943 no-par value bearer shares.

(3)    The form of the share certificates and of the dividend coupons and renewal coupons shall be determined by the Management Board with the consent of the Supervisory Board. Single shares may be combined in share certificates evidencing a number of shares (global shares/global share certificates). Shareholders shall have no entitlement to the issuance of share certificates.

(4)    deleted

(5)    With the consent of the Supervisory Board, the Management Board is authorized to increase the Company's share capital by issuing a maximum of 4,861,376 new no-par value bearer shares against cash and/or non-cash contributions up to an amount of 4,861,376.00 € on one or several occasions until and including the date of May 18, 2026 (Authorized Capital 2021-I).

In the case of capital increases, shareholders are generally entitled to subscription rights. The shares may also be underwritten by one or more banks with the obligation to offer them to the shareholders for subscription. With the consent of the Supervisory Board, the Management Board is authorized however to exclude shareholders' subscription rights

aa) in the case of a capital increase against cash contributions, to the extent necessary to avoid fractional amounts; or

bb) in the case of a capital increase against non-cash contributions; or

cc) in the case of a capital increase against cash contributions, insofar as the new shares are placed in the course of an IPO on a foreign stock exchange.

The total number of shares issued on the basis of the above authorizations with the exclusion of shareholder subscription rights for capital increases against cash and/or non-cash contributions and including the deductions listed below, may not exceed 10 % of the share capital calculated either at the time these authorizations take effect or at the time they are exercised, based on whichever amount is lower. The aforementioned 10 % limit shall include (i) treasury shares sold with the exclusion of subscription rights after these authorizations become effective, (ii) shares issued on the basis of other authorized capital with the exclusion of subscription rights during the period in which these authorizations are in effect, and (iii) shares to be issued to service convertible bonds and/or bonds with warrants, insofar as the convertible bonds and/or bonds with warrants have been issued with the exclusion of shareholders' subscription rights while these authorizations are in effect but in respect of items (i), (ii) and/or (iii) in each case only insofar as the shares are not used to service claims by members of the Management Board and/or employees of the Company and/or its affiliated companies under employee participation programs. The maximum limit reduced in accordance with the above sentences of this paragraph shall be increased again when a new authorization to exclude shareholders' subscription rights resolved by the Annual

General Meeting takes effect after the reduction, in the amount of the new authorization, up to a maximum of 10 % of the share capital in accordance with the requirements of sentence 1 of this paragraph.

With the consent of the Supervisory Board, the Management Board is authorized to determine the further details of the capital increase and its execution.

(6)    With the Supervisory Board’s consent, the Management Board is authorized to increase the Company’s share capital by issuing a maximum of 1,951,452 new no-par value bearer shares against cash contributions up to an amount of 1,951,452.00 € on one or several occasions until and including the date of May 18, 2026 (Authorized Capital 2021-II).

Shareholders are generally entitled to a subscription right. The shares may also be underwritten by one or more banks with the obligation to offer them to the shareholders for subscription. With the Supervisory Board’s consent, the Management Board is, however, authorized to exclude the subscription rights of shareholders in the following cases:
aa) to the extent necessary to avoid fractional amounts; or

bb) if the issue price of the new shares is not significantly below the market price of shares of the same class already listed and the total number of shares issued against contribution in cash, excluding subscription rights, during the term of this authorization does not exceed 10 % of the share capital on the date this authorization takes effect or at the time it is exercised, in accordance with or in the respective application of section 186 para. 3 sentence 4 AktG. This 10 % limit shall take into account treasury shares of the Company which are sold during the term of this authorization with the exclusion of shareholders' subscription rights in accordance with section 71 para. 1 no. 8 sentence 5 clause 2 AktG in conjunction with section 186 para. 3 sentence 4 AktG. Furthermore, shares issued or to be issued to service convertible bonds and/or bonds with warrants shall be included in this 10 % limit of the share capital, provided that these convertible bonds and/or bonds with warrants were issued during the term of this authorization with the exclusion of subscription rights in the respective application of section 186 para. 3 sentence 4 AktG. In addition, shares issued excluding shareholders' subscription rights during the term of this authorization on the basis of other capital measures in direct or mutatis mutandis application of Section 186 para. 3 sentence 4 AktG shall be included in this 10 % limit of the share capital. The maximum limit reduced in accordance with the above sentences of this paragraph shall be increased again when a new authorization to exclude shareholders' subscription rights resolved by the Annual General Meeting takes effect in accordance with section 186 para. 3 sentence 4 AktG after the reduction, in the amount of the new authorization, up to a maximum of 10 % of the share capital in accordance with the requirements of sentence 1 of this paragraph bb).
The total number of shares issued on the basis of the above authorizations with the exclusion of shareholder subscription rights for capital increases against cash contributions and including the deductions listed below, may not exceed 10% of the share capital calculated either at the time these authorizations take effect or at the time they are exercised, based on whichever amount is lower. The aforementioned 10 % limit shall include (i) treasury shares sold with the exclusion of subscription rights after these authorizations become effective, (ii) shares issued on the basis of other authorized capital with the exclusion of subscription rights during the period in which these authorizations are in effect, and (iii) shares to be issued to service convertible bonds and/or bonds with warrants, insofar as the convertible bonds and/or bonds with warrants have been issued with the exclusion of shareholders' subscription rights while these authorizations are in effect but in respect of items (i), (ii) and/or (iii) in each case only insofar as the shares are not used to service claims of members of the Management Board and/or employees of the Company and/or its affiliated companies under employee participation programs. The maximum limit reduced in accordance with the above sentences of this paragraph shall be increased again when a new authorization to exclude shareholders' subscription rights resolved by the Annual General Meeting takes effect after the reduction, in the amount of the new authorization, up to a maximum of 10 % of the share capital in accordance with the requirements of sentence 1 of this paragraph.

With the consent of the Supervisory Board, the Management Board is authorized to determine the further details of the capital increase and its implementation.

(6 a) The Management Board is authorized, with the consent of the Supervisory Board, until 18 May 2026 (including) to increase the Company’s registered share capital by up to 315,000.00 € against cash contributions and/or contributions in kind once or several times by issuing up to 315,000 new no-par value bearer shares (auf den Inhaber lautende Stückaktien) (Authorized Capital 2021-III).

The subscription rights of shareholders are excluded. The Authorized Capital 2021-III serves the purpose of delivering shares of the Company against the contribution of payment claims resulting from Restricted Stock Units (RSUs) in order to fulfill RSUs that were granted in accordance with the terms and conditions of the Restricted Stock Unit Program 2021 of the Company (RSUP 2021) exclusively to senior managers and employees (including directors and officers) of MorphoSys US Inc.

The issue price of the new shares must amount to at least 1,00 € and can be paid either by way of a cash contribution and/or contribution in kind, including in particular the contribution of claims against the Company under the RSUP 2021. The Management Board is authorized to determine the further details of the capital increase and its implementation with the consent of the Supervisory Board; this also includes the determination of the profit participation of the new shares, which may, in deviation from section 60 para. 2 AktG, also participate in the profit of an already completed fiscal year, provided that no resolution on the appropriation of profits has yet been adopted for the fiscal year in question.

(6 b) The share capital of the Company is conditionally increased by up to 2,475,437.00 € by issuing up to 2,475,437 new no-par value bearer shares (Conditional Capital 2016-I). The conditional capital increase serves solely as a means to grant new shares to the holders of conversion or warrant rights that will be issued by the Company or companies in which the Company has a direct or indirect majority interest according to the authorizing resolution of the Annual General Meeting on June 2, 2016 under Agenda Item 7 a). The issue of the shares will be carried out at the respective conversion or exercise price to be determined in accordance with the resolution above. The conditional capital increase will only be carried out to the extent that the holders of conversion or warrant rights exercise their rights or fulfill conversion obligations under such bonds. The shares will be entitled to dividends as of the beginning of the previous financial year if they were issued before the start of the Company’s Annual General Meeting or otherwise as of the beginning of the financial year in which they were issued.

(6 c) The share capital of the Company is conditionally increased by up to 3,289,004.00 € by issuing up to 3,289,004 new no-par value bearer shares (Conditional Capital 2021-I). The conditional capital increase serves exclusively to grant new shares to the holders of conversion or warrant rights issued by the Company or by companies in which the Company directly or indirectly holds a majority interest in accordance with the authorization resolution of the Annual General Meeting of May 19, 2021 under Agenda Item 10 a). The shares shall be issued at the conversion or warrant price to be determined in each case in accordance with the aforementioned resolution. The conditional capital increase shall only be carried out to the extent that the holders of conversion or warrant rights exercise their conversion or warrant rights or fulfill conversion obligations under such bonds. The shares shall participate in profits – to the extent they come into existence by the beginning of the Annual General Meeting of the Company – from the beginning of the preceding financial year, otherwise from the beginning of the financial year in which they come into existence.

(6 d) deleted

(6 e) deleted

(6 f) intentionally left blank

(6 g) The share capital of the Company is conditionally increased by up to 737,045.00 € by issuing up to 737,045 new no-par value bearer shares (Conditional Capital 2016-III). The conditional capital increase serves to meet the obligations of subscription rights that have been issued and exercised based on the authorization resolved by the Annual General Meeting of June 2, 2016 under Agenda Item 9 letter a). The conditional capital increase will be executed only to the extent that holders of subscription rights exercise their right to subscribe to shares of the Company. The shares will be issued at the exercise price set in each case as the issue price in accordance with Agenda Item 9 letter a) subparagraph (8) of the Annual General Meeting resolution dated June 2, 2016; Section 9 para. (1) AktG remains unaffected. The new shares are entitled to a dividend for the financial year for which no Annual General Meeting resolution has yet been made on the appropriation of profits at the time of the shares’ issue. The Management Board, and the Supervisory Board where members of the Management Board are concerned, is authorized to determine the additional details of the conditional capital increase and its execution.

(6 h)The Management Board is authorized, with the consent of the Supervisory Board, until 30 April 2024 (including), to increase the Company’s registered share capital by up to € 159,197.00 against cash contributions and/or contributions in kind once or several times by issuing up to 159,197 new no-par value bearer shares (auf den Inhaber lautende Stückaktien) (Authorized Capital 2019-I).

The subscription rights of shareholders are excluded. The Authorized Capital 2019-I serves the purpose of delivering shares of the Company against the contribution of payment claims resulting from Restricted Stock Units (RSUs) in order to fulfill RSUs that were granted in accordance with the terms and conditions of the Restricted Stock Unit

Program of the Company (RSUP) exclusively to senior managers and employees (including directors and officers) of MorphoSys US Inc.

The issue price of the new shares must amount to at least € 1.00 and can be paid either by way of a cash contribution and/or contribution in kind, including in particular the contribution of claims against the Company under the RSUP. The Management Board is authorized to determine the further details of the capital increase and its implementation with the consent of the Supervisory Board; this also includes the determination of the profit participation of the new shares, which may, in deviation from section 60 para. 2 AktG, also participate in the profit of an already completed fiscal year.

(6 i)    The share capital of the Company is conditionally increased by up to € 1,314,615.00 by issuing up to 1,314,615 new no-par-value bearer shares (Conditional Capital 2020-I). The conditional capital serves to fulfill subscription rights that were issued and exercised on the basis of the authorization resolved by the Annual General Meeting on May 27, 2020 under Agenda Item 11, letter a). The conditional capital increase will only be implemented to the extent that holders of subscription rights exercise their subscription rights to subscribe to shares of the Company. The shares will be issued at the exercise price determined in accordance with the resolution of the Annual General Meeting of May 27, 2020 under Agenda Item 11, letter a) subparagraph (8) as the issue price; Section 9 (1) AktG remains unaffected. The new shares are entitled to dividends for the first time for the financial year for which, at the time of their issue, no resolution by the Annual General Meeting on the appropriation of the accumulated profit has yet been passed. The Management Board or, insofar as members of the Management Board are affected, the Supervisory Board are authorized to determine the further details of the conditional capital increase and its implementation.

(7)    The Supervisory Board is authorized to amend the Articles of Association to reflect the extent of the capital increase of conditional and authorized capital.

III.
Management Board

Section 6
Composition

The Management Board shall consist of at least two members. The number of members of the Management Board shall otherwise be determined by the Supervisory Board. The Supervisory Board may appoint one member of the Management Board to be Chairman and one or more members of the Board of Management to be Vice Chairman of the Management Board.

Section 7
Company Management and Representation

(1)    The members of the Management Board are required to manage the business affairs of the Company on the basis of applicable laws, the Articles of Association and the Management Board's rules of procedure. The Management Board shall unanimously adopt rules of procedure and undertakes the allocation of responsibilities if the Supervisory Board has not adopted rules of procedure for the Management Board.

(2)    The Company is represented by two members of the Management Board or by one member of the Management Board acting jointly with a Prokurist (authorized signatory with full power of representation). The Supervisory Board may grant individual members of the Management Board authorization to represent the Company individually and may revoke such authorization.

(3)    The Supervisory Board may exempt one or more members of the Management Board from the prohibition on multiple representation in Section 181 of the BGB [German Civil Code] and that is without consideration of whether the Company is monistic or dualistic and likewise in the event the Company becomes a dualistic or monistic company.

IV.
The Supervisory Board

Section 8
Composition, Term of Office

(1)    The Supervisory Board consists of six members elected by the shareholders in accordance with the German Stock Corporation Act.

(2)    The members of the Supervisory Board shall be elected for a term extending at most to the end of the General Meeting that resolves about ratification of the actions of the Supervisory Board in the fourth fiscal year after commencement of their terms of office. The fiscal year in which the terms of office begin shall not be counted for such purposes.

(3)    Any member of the Supervisory Board, and every substitute member, may resign his or her office by means of a written declaration to be submitted to the Chairman of the Supervisory Board or to the Management Board on one month's notice. Resignation may be effective immediately for good cause.

(4)    In the event a member of the Supervisory Board elected by the General Meeting leaves the Supervisory Board prior to the expiration of his or her term of office, election for a replacement shall be held at the next General Meeting.

(5)    The General Meeting may appoint substitute members for those members of the Supervisory Board it elects who shall become members of the Supervisory Board in the order laid down when the election takes place in the event members of the Supervisory Board leave prior to the expiration of their respective term of office. The term of office of a substitute member of the Supervisory Board ends upon the conclusion of the General Meeting at which an election pursuant to the terms of the preceding paragraph (4) is held.

Section 9
Chairman and Vice Chairman

(1)    Following the General Meeting at which the members of the Supervisory Board have been appointed, a meeting of the Supervisory Board shall be held without special notice at which a Chairman and a Vice Chairman shall be elected for the duration of their terms of office.

(2)    If the Chairman or the Vice Chairman of the Supervisory Board ceases to be a member before the end of his or her term of office, the Supervisory Board shall immediately elect a successor for the remainder of the respective term of office.

Section 10
Resolutions of the Supervisory Board

(1)    The meetings of the Supervisory Board shall be called at least two weeks in advance by the Chairman or, in the Chairman's inability to act, by a Deputy Chairman. This period may be reduced in urgent cases. Notice of meetings may be given in writing, by telephone, facsimile or any other customary means of communication to the extent such method is suitable to provide confirmation of receipt. In all other respects, the statutory provisions as well as the rules of procedure of the Supervisory Board shall apply.

(2)    Meetings conducted and resolutions adopted in writing, by telephone, facsimile or any other customary means of communication (e.g. by e-mail) or the participation of individual Supervisory Board members in meetings or the passing of resolutions using customary means of communication shall be permitted, unless the Chairman of the Supervisory Board decides otherwise in a specific case.

(3)    The Supervisory Board shall constitute a quorum when two-thirds of its members of which it is required to consist, and not less than three members, participate in the adoption of the resolution.

(4)    Resolutions of the Supervisory Board require a majority of votes cast. In cases of a tie, the Chairman casts the deciding vote. The Chairman shall decide the form of voting.

(5)    Minutes shall be taken of all meetings of the Supervisory Board which must be signed by the Chairman, or in the event of his or her ability to act, the Vice Chairman. The foregoing applies accordingly in the case of resolutions adopted in writing, by telephone, facsimile or any other customary means of communication (e.g. by e-mail or video conference).

(6)    Declarations of intent of the Supervisory Board shall be provided on behalf of the Supervisory Board by the Chairman.

Section 11
Committees

(1)    The Supervisory Board may appoint one or more committees from among its members. To the extent permissible by law, the committees may be granted decision-making powers of the Supervisory Board.

(2)    Every committee may elect a Chairman from among its members unless one has been appointed by the Supervisory Board.

(3)    The rules set out under Section 10 shall apply analogously to the committees.

Section 12
Rules of procedure, Declarations of intent, Changes in wording

(1)    As permitted by law and the Articles of Association, the Supervisory Board shall establish its own internal rules of procedure.

(2)    The Chairman - or in the event of his or her incapacity to act the Vice Chairman - is authorized to provide declarations of intent on behalf of the Supervisory Board necessary to implement resolutions of the Supervisory Board and its committees.

(3)    The Supervisory Board is authorized to adopt amendments to the Articles of Association which only relate to the wording.

Section 13
Confidentiality

(1)    The members of the Supervisory Board shall keep secret any confidential information and secrets of the Company, in particular company and business secrets that have become known to them in connection with their work as members of the Supervisory Board. This obligation continues to apply following retirement from office.

(2)    If a member of the Supervisory Board intends to disclose information regarding the subject or results of a meeting of the Supervisory Board or other resolution adopted by the Supervisory Board, which does not fall within the scope of the preceding paragraph (1), to a third party, he or she must consult with the Chairman of the Supervisory Board in advance.

Section 14
Management Board rules of procedure, Reservation of consent

The Supervisory Board is entitled to issue internal rules of procedure for the Management Board which, in particular, set out which transactions require the consent of the Supervisory Board prior to their execution.

Section 15
Supervisory Board Compensation

(1)    In addition to the reimbursement of expenses, each member of the Supervisory Board shall receive reasonable annual compensation which is to be set by the General Meeting and - unless otherwise provided - is payable on the day following the conclusion of the General Meeting which ratifies the actions of the Supervisory Board for the relevant fiscal year.

(2)    Supervisory Board members who have been members of the Supervisory Board for only a part of the fiscal year shall receive reduced compensation in cash on a pro rata basis.

(3)    The Company shall reimburse every member of the Supervisory Board for value added tax payable with respect to his or her cash compensation.

(4)    (a) The Supervisory Board members shall be included in a D&O liability insurance for board members and certain employees of the MorphoSys Group maintained by the Company in the Company’s interests that, where existing, will provide reasonable coverage against financial damages. The premiums for this policy shall be paid by the Company.

(b) Insofar as members of the Supervisory Board take part in the training and further education measures required for their duties in accordance with the requirements of the German Corporate Governance Code, the Company shall reimburse them for the costs thereby incurred.

V.
General Meeting

Section 16
Place of the General Meeting, Notice

(1)    The General Meeting shall be held at the Company’s registered office or at the seat of a stock exchange in Germany.

(2)    The statutory provisions apply to the convening deadline.

Section 17
Right of Attendance

(1)    Shareholders wishing to participate in the General Meeting or exercise their voting rights, must register for the General Meeting and provide proof of their authorization. The registration and proof of authorization must reach the Company at the address specified in the invitation to the meeting within the legal time period. Either the Management Board or – if the invitation is made by the Supervisory Board – the Supervisory Board is authorized to define in the invitation a shortened deadline measured in number of days for the respective registration and proof of authorization.

(2) Confirmation of shareholding issued in text form by the ultimate intermediary pursuant to § 67c para. 3 AktG is sufficient for the proof of authorization required under paragraph 1. The confirmation of the shareholding must relate to the point in time specified in the German Stock Corporation Act.

If the correctness of the authenticity of the proof of authorization is in doubt, the Company is entitled to demand further suitable evidence. If this, too, is in doubt, the Company may refuse the authorization of the shareholder to participate or vote in the General Meeting.

Section 18
Voting Rights, Appointment of a Proxy

(1)    Every no-par value share is entitled to one vote.

(2)    The voting right may be exercised by a proxy. Notice of the appointment of a proxy, its revocation and proof of the appointment must be provided to the Company in text form. The details for the granting of a power of proxy, its revocation and the proof of the appointment to be provided to the Company will be contained in the notice of the General Meeting which may also define a simplified method. Section 135 AktG [German Stock Corporation Act] shall remain unaffected. Powers of proxy may also be communicated to the Company via an electronic medium to be defined by the Management Board.

(3)    The Management Board is authorized to make provision for shareholders to participate in the General Meeting without actually attending the venue and without granting powers of proxy, and to exercise their voting rights in part or in full via electronic means (online participation). The Management Board may define individual rules concerning the scope and method of online participation.

(4)    The Management Board is authorized to make provision for shareholders to cast their votes without participating in the General Meeting through written or electronic communication (absentee voting). It can determine the specifics of the absentee voting process.

(5)    Members of the Supervisory Board who (i) reside abroad or (ii) are prevented from attending the Annual General Meeting for professional or health reasons, may participate in the Annual General Meeting by means of video and audio transmission.

Section 19
Chair of the General Meeting

(1)    The General Meeting shall be chaired by the Chairman of the Supervisory Board or by another member of the Supervisory Board designated by him or her. If the Chairman of the Supervisory Board does not assume the chair at the General Meeting and has not designated another member of the Supervisory Board to be his substitute, then the Chairman of the General Meeting shall be elected by the Supervisory Board. Candidates may also be persons who are neither shareholders, members of the Supervisory Board, nor persons that are related to the Company in any other way.

(2)    The Chairman shall preside over the meeting and establish the order in which the agenda items are to be addressed and the method of voting.

(3)    The Chairman of the General Meeting is authorized to permit the video and audio transmission of all or part of the General Meeting in any form he or she defines. The transmission may also be made in a form to which the public has unlimited access.

(4)    The Chairman of the General Meeting determines the order of speakers and the consideration of the items on the agenda; he or she may also, to the extent permitted by law, decide on the bundling of factually related resolution proposals into a single voting item, establish reasonable limits on the time taken by the shareholders to speak and pose questions for the entire duration of the General Meeting, for individual agenda items and for individual speakers at the start of or during the course of the General Meeting as well as determine the close of debate as needed for the orderly conduct of the General Meeting.

Section 20
Resolutions of the General Meeting

(1)    To the extent not otherwise required by mandatory provisions of law, resolutions of the General Meeting shall be passed by a simple majority of the votes cast and, where a capital majority is required, by a simple majority of the share capital represented when the vote is taken.

(2)    Elections of Supervisory Board members shall be passed by a simple majority of votes. If in elections with two or more candidates no candidate obtains an absolute majority in the first ballot, another ballot is held between the two candidates who received the most votes. In the second ballot, the relative majority of votes is sufficient. In the event of a tie in the second ballot, the lot drawn by the Chair of the General Meeting shall be decisive.

VI.
Annual Financial Statements

Section 21
Annual Financial Statements and Appropriation of Profits

(1)    The Management Board shall prepare the annual financial statements and management report for the preceding fiscal year within the first three months of the fiscal year and shall submit them to the auditor.

(2)    Immediately upon receiving the audit report, the Management Board must present the annual financial statements, the management report and the audit report, as well as its proposal to the General Meeting of the appropriation of profits, to the Supervisory Board.

(3)    The Management Board and the Supervisory Board shall be authorized, when approving the annual financial statements, to allocate the net profit remaining after deduction of the amounts to be allocated to the legal reserve and any loss carry-forward, in part or in full to “other earnings reserves”, provided that such other earnings reserves would not exceed one-half of the share capital following such allocation.

(4)    In the event of a capital increase, the profit sharing of the new shares does not need to conform with Section 60 para. 2 sentence 3 of the German Stock Corporation Act.

(5)    At the end of a fiscal year, the Management Board may - with the approval of the Supervisory Board - distribute an interim dividend to the shareholders pursuant to the provisions of Section 59 German Stock Corporation Act.

VII.
Final Provisions

The Company shall bear the costs of conversion into the legal form of a stock corporation up to the sum of DM 150,000.00.